Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Second Quarter Financial Results

▪	Company-wide sales decrease 7% primarily due to slow start to lawn and garden season

▪	GAAP earnings from continuing operations $2.66 per share vs. $2.54 a year ago

▪	Non-GAAP adjusted earnings of $2.88 per share versus $2.57

MARYSVILLE, Ohio (May 1, 2018) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as hydroponic growing products, today announced company-wide sales decreased 7 percent in its fiscal second quarter primarily due to a delayed start to the lawn and garden season in the United States.

For the quarter ended March 31, 2018, GAAP earnings from continuing operations were $2.66 per share compared with $2.54 per share in the prior year. Non-GAAP adjusted earnings - which is the basis of the company’s financial guidance - were $2.88 per share compared with $2.57.

“The start to this lawn and garden season has been delayed to a greater extent than we have seen in recent memory,” said Jim Hagedorn, chairman and chief executive officer. “Consumer purchases entering May are down double digits from a year ago. However, in the markets like California and Florida, where the weather has cooperated, consumer purchases are in line with last year’s results and we’ve seen an enthusiastic response to our new products. We’ve begun to see momentum picking up in the Midwest and Northeast in recent weeks as the weather has turned more favorable, making us optimistic that we can quickly make up ground and finish the season as strong as possible.”

Second quarter details
For the fiscal second quarter, the Company reported sales of $1.01 billion, down 7 percent from $1.08 billion a year earlier. U.S. Consumer segment sales declined 6 percent to $920.2 million. Sales for the Hawthorne segment decreased 29 percent to $41.8 million.

“The challenges we began to see earlier this year in California continue to affect our Hawthorne business segment at the mid-way point in the year,” Hagedorn said. “As we’ve previously stated, we now expect those challenges to last for the balance of the year and now believe Hawthorne sales will likely be, at best, flat in 2018 on a year-over-year basis including the impact of acquisitions.”

The company-wide gross margin rates decreased 240 basis points to 40.4 percent. The change was driven primarily from lower sales volume, increased trade program expense and higher distribution costs. Selling, general and administrative expenses (SG&A) decreased 7 percent to $166.0 million. Savings from prior year restructuring efforts and lower variable compensation expense offset increases from acquisitions.

Equity income from unconsolidated affiliates was $1.5 million compared to a loss of $24.1 million a year earlier. In 2017, the result included the impact of the Company’s minority ownership of TruGreen, which is no longer reflected in its financial results.

On a company-wide basis, GAAP income from continuing operations was $152.7 million, or $2.66 per share, compared with $154.1 million, or $2.54 per share for the second quarter of fiscal 2017. These results include impairment, restructuring, and other charges. Excluding these items, non-GAAP adjusted income from continuing operations was $165.2 million, or $2.88 per share, compared with $156.0 million, or $2.57 per share, last year.

Year-to-date details
For the first six months of fiscal 2018, the Company reported sales of $1.23 billion, down 4 percent from $1.29 billion a year earlier. U.S. Consumer segment sales declined 5 percent to $1.05 billion. Sales for the Hawthorne segment decreased 4 percent to $118.5 million.

The company-wide gross margin rates decreased 290 basis points to 35.9 percent. Selling, general and administrative expenses (SG&A) decreased 3 percent to $274.2 million.

“While many of the pressures we’re seeing on the gross margin rate are tied to volume, the increased pressure on distribution costs is a factor that has only emerged in the last several weeks of the quarter as shipments began to accelerate,” said Randy Coleman, chief financial officer. “Strong controls on SG&A are helping to offset much of the cost pressure and we expect reduced SG&A expense to continue for the balance of the year.”

Equity income from unconsolidated affiliates was $2.1 million compared to a loss of $37.3 million a year earlier.

On a company-wide basis, GAAP income from continuing operations was $132.7 million, or $2.29 per share, compared with $96.0 million, or $1.57 per share for the first six months of fiscal 2017. Excluding impairment, restructuring, and other charges, non-GAAP adjusted income from continuing operations was $103.0 million, or $1.78 per share, compared with $103.5 million, or $1.70 per share, last year.

Earnings guidance unchanged

The Company made no changes to its previously stated earnings guidance, but reminds investors that its planned acquisition of Sunlight Supply, Inc. is expected to reduce non-GAAP adjusted earnings by $0.30 to $0.40 per share in fiscal 2018. The Company expects to adjust its full-year guidance after the transaction closes, which is expected to occur by June 1.

“The slow start to the season and the declines at Hawthorne create challenges for us as we navigate the balance of fiscal 2018,” Coleman said. “However, given the amount of consumer activity still in front of us, it is too early to revise our expectations. We currently anticipate providing the investment community an updated outlook for fiscal 2018 in mid-June, a practice consistent with how we have operated in the past.”

Conference Call and Webcast Scheduled for 9 a.m. EDT Today, May 1

The Company will discuss results during a webcast and conference call today at 9:00 a.m. EST. To participate in the conference call, please call 866-548-2691 (Conference Code: 6371022). A replay of the call can be heard by calling 888-203-1112. The replay will be available for 30 days.

A live webcast of the call and the press release will be available on Company’s investor relations website at http://investor.scotts.com. An archive of the press release and any accompanying information will remain available for at least a 12-month period.

About ScottsMiracle-Gro
The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are among the most recognized in the industry. The Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in the U.S. and certain other countries by Scotts and owned by Monsanto. We maintain a minority interest in TruGreen®, the largest residential lawn care service business, and in Bonnie Plants®, the largest marketer of edible gardening plants in retail channels.  The Company’s wholly-

owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Forward Looking Non-GAAP Measures
In this release, the Company provides an outlook for fiscal 2018 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Climate change and unfavorable weather conditions could adversely impact financial results;

•
Certain of our products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	In the event the Restated Marketing Agreement for consumer Roundup products terminates, we would lose a substantial source of future earnings and overhead expenses absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 26% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact our business and results of operations.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Six Months Ended
	Footnotes	March 31, 2018	April 1, 2017	% Change	March 31, 2018	April 1, 2017	% Change
Net sales		$1,013.3	$1,084.6	(7)%	$1,234.9	$1,292.0	(4)%
Cost of sales		604.1	620.3		791.7	790.9
Gross profit		409.2	464.3	(12)%	443.2	501.1	(12)%
% of sales		40.4%	42.8%		35.9%	38.8%
Operating expenses:
Selling, general and administrative		166.0	178.8	(7)%	274.2	282.9	(3)%
Impairment, restructuring and other		10.2	1.0		10.0	0.8
Other (income) expense, net		0.7	(0.8)		(1.4)	(6.1)
Income from operations		232.3	285.3	(19)%	160.4	223.5	(28)%
% of sales		22.9%	26.3%		13.0%	17.3%
Equity in (income) loss of unconsolidated affiliates	(3)	(1.5)	24.1		(2.1)	37.3
Interest expense		22.6	21.5		40.4	36.8
Other non-operating expense, net	(6)	9.2	—		6.7	—
Income from continuing operations before income taxes		202.0	239.7	(16)%	115.4	149.4	(23)%
Income tax expense (benefit) from continuing operations		49.3	85.6		(17.3)	53.4
Income from continuing operations		152.7	154.1	(1)%	132.7	96.0	38%
Income (loss) from discontinued operations, net of tax	(3) (4)	(3.7)	11.1		(4.9)	4.3
Net income		$149.0	$165.2		$127.8	$100.3
Net income attributable to noncontrolling interest		(0.1)	(0.1)		(0.1)	(0.5)
Net income attributable to controlling interest		$148.9	$165.1		$127.7	$99.8

Basic income (loss) per common share:	(1)
Income from continuing operations		$2.70	$2.58	5%	$2.33	$1.59	47%
Income (loss) from discontinued operations		(0.06)	0.18		(0.09)	0.08
Net income		$2.64	$2.76		$2.24	$1.67

Diluted income (loss) per common share:	(2)
Income from continuing operations		$2.66	$2.54	5%	$2.29	$1.57	46%
Income (loss) from discontinued operations		(0.07)	0.19		(0.09)	0.07
Net income		$2.59	$2.73		$2.20	$1.64

Common shares used in basic income (loss) per share calculation		56.5	59.8	(6)%	57.0	60.0	(5)%
Common shares and potential common shares used in diluted income (loss) per share calculation		57.4	60.6	(5)%	58.0	60.9	(5)%

Non-GAAP results:
Adjusted net income attributable to controlling interest from continuing operations	(5)	$165.2	$156.0	6%	$103.0	$103.5	—%
Adjusted diluted income per common share from continuing operations	(2) (5)	$2.88	$2.57	12%	$1.78	$1.70	5%
Adjusted EBITDA	(5)	$272.9	$317.1	(14)%	$228.0	$266.9	(15)%
Note: See accompanying footnotes on page 9.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

The Company divides its business into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Hawthorne consists of the Company’s indoor, urban and hydroponic gardening business. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and the Company’s product sales to commercial nurseries, greenhouses and other professional customers. Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. These segments differ from those used in prior periods due to the change in the Company’s internal organization structure resulting from the Company’s divestiture of its consumer lawn and garden business in certain international jurisdictions (the “International Business”), which closed on August 31, 2017. As a result, effective in its fourth quarter of fiscal 2017, the Company classified its results of operations for all periods presented to reflect the International Business as a discontinued operation and classified the assets and liabilities of the International Business as held for sale. The prior period amounts have been reclassified to conform with the new segments.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses this measure of profit (loss) to evaluate segment performance because the Company believes this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Six Months Ended
	March 31, 2018	April 1, 2017	% Change	March 31, 2018	April 1, 2017	% Change
Net Sales:
U.S. Consumer	$920.2	$974.8	(6)%	$1,046.1	$1,101.0	(5)%
Hawthorne	41.8	59.1	(29)%	118.5	122.8	(4)%
Other	51.3	50.7	1%	70.3	68.2	3%
Consolidated	$1,013.3	$1,084.6	(7)%	$1,234.9	$1,292.0	(4)%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$286.2	$313.9	(9)%	$248.3	$275.4	(10)%
Hawthorne	(4.8)	9.6	(150)%	(3.0)	16.3	(118)%
Other	1.6	3.8	(58)%	(2.5)	1.5	(267)%
Total Segment Profit (Non-GAAP)	283.0	327.3	(14)%	242.8	293.2	(17)%
Corporate	(33.6)	(35.4)		(58.7)	(57.8)
Intangible asset amortization	(6.9)	(5.6)		(13.7)	(11.1)
Impairment, restructuring and other	(10.2)	(1.0)		(10.0)	(0.8)
Equity in income (loss) of unconsolidated affiliates	1.5	(24.1)		2.1	(37.3)
Interest expense	(22.6)	(21.5)		(40.4)	(36.8)
Other non-operating expense, net	(9.2)	—		(6.7)	—
Income from continuing operations before income taxes (GAAP)	$202.0	$239.7	(16)%	$115.4	$149.4	(23)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	Footnotes	March 31, 2018	April 1, 2017	September 30, 2017

ASSETS
Current assets:
Cash and cash equivalents		$33.0	$55.4	$120.5
Accounts receivable, net		931.3	978.3	286.6
Inventories		596.9	596.5	407.5
Assets held for sale	(4)	—	331.5	—
Prepaid and other current assets	(7)	78.1	85.7	67.1
Total current assets		1,639.3	2,047.4	881.7
Investment in unconsolidated affiliates		33.2	59.9	31.1
Property, plant and equipment, net		463.6	437.1	467.7
Goodwill		466.8	400.6	441.6
Intangible assets, net		777.6	726.8	748.9
Other assets		195.0	120.2	176.0
Total assets		$3,575.5	$3,792.0	$2,747.0
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt		$335.8	$32.1	$143.1
Accounts payable		253.5	270.8	153.1
Liabilities held for sale	(4)	—	154.7	—
Other current liabilities		316.8	318.1	248.3
Total current liabilities		906.1	775.7	544.5
Long-term debt		1,937.7	2,042.9	1,258.0
Distributions in excess of investment in unconsolidated affiliate		21.9	—	21.9
Other liabilities	(7)	213.9	282.0	260.9
Total liabilities		3,079.6	3,100.6	2,085.3
Equity		495.9	691.4	661.7
Total liabilities and equity		$3,575.5	$3,792.0	$2,747.0

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (5)
(In millions, except per common share data)
(Unaudited)

		Three Months Ended March 31, 2018					Three Months Ended April 1, 2017
	Footnotes	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating Expense	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)
Gross profit		$409.2	$—	$—	$—	$409.2	$464.3	$—	$—	$464.3
Gross profit as a % of sales		40.4%				40.4%	42.8%			42.8%
Income from operations		232.3	—	(10.2)	—	242.5	285.3	—	(1.0)	286.3
Income from operations as a % of sales		22.9%				23.9%	26.3%			26.4%
Equity in (income) loss of unconsolidated affiliates	(3)	(1.5)	—	—	—	(1.5)	24.1	—	2.1	22.0
Income from continuing operations before income taxes		202.0	—	(10.2)	(11.7)	223.9	239.7	—	(3.1)	242.8
Income tax expense from continuing operations		49.3	—	(6.3)	(3.0)	58.6	85.6	—	(1.1)	86.7
Income from continuing operations		152.7	—	(3.9)	(8.7)	165.3	154.1	—	(2.0)	156.1
Net income attributable to controlling interest		148.9	(3.7)	(3.9)	(8.7)	165.2	165.1	11.1	(2.0)	156.0
Diluted income per common share from continuing operations		2.66	—	(0.07)	(0.15)	2.88	2.54	—	(0.03)	2.57

Calculation of Adjusted EBITDA (5):	Three Months Ended March 31, 2018	Three Months Ended April 1, 2017
Net income (GAAP)	$149.0	$165.2
Income tax expense from continuing operations	49.3	85.6
Income tax expense (benefit) from discontinued operations	(1.8)	5.4
Loss on sale / contribution of business	3.7	—
Interest expense	22.6	21.5
Depreciation	12.8	13.9
Amortization	7.1	6.3
Impairment, restructuring and other from continuing operations	10.2	3.1
Impairment, restructuring and other from discontinued operations	0.2	2.4
Other non-operating expense	11.7	—
Interest income	(2.5)	—
Expense on certain leases	0.9	0.9
Share-based compensation expense	9.7	12.8
Adjusted EBITDA (Non-GAAP)	$272.9	$317.1

Note: See accompanying footnotes on page 9.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (5)
(In millions, except per common share data)
(Unaudited)

		Six Months Ended March 31, 2018					Six Months Ended April 1, 2017
	Footnotes	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating Expense	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)
Gross profit		$443.2	$—	$—	$—	$443.2	$501.1	$—	$—	$501.1
Gross profit as a % of sales		35.9%				35.9%	38.8%			38.8%
Income from operations		160.4	—	(10.0)	—	170.4	223.5	—	(0.8)	224.3
Income from operations as a % of sales		13.0%				13.8%	17.3%			17.4%
Equity in (income) loss of unconsolidated affiliates	(3)	(2.1)	—	—	—	(2.1)	37.3	—	11.7	25.6
Income from continuing operations before income taxes		115.4	—	(10.0)	(11.7)	137.1	149.4	—	(12.5)	161.9
Income tax expense (benefit) from continuing operations		(17.3)	—	(48.3)	(3.0)	34.0	53.4	—	(4.5)	57.9
Income from continuing operations		132.7	—	38.3	(8.7)	103.1	96.0	—	(8.0)	104.0
Net income attributable to controlling interest		127.7	(4.9)	38.3	(8.7)	103.0	99.8	4.3	(8.0)	103.5
Diluted income per common share from continuing operations		2.29	—	0.66	(0.15)	1.78	1.57	—	(0.13)	1.70

Calculation of Adjusted EBITDA (5):	Six Months Ended March 31, 2018	Six Months Ended April 1, 2017
Net income (GAAP)	$127.8	$100.3
Income tax expense (benefit) from continuing operations	(17.3)	53.4
Income tax expense (benefit) from discontinued operations	(1.8)	1.9
Loss on sale / contribution of business	3.5	0.3
Interest expense	40.4	37.1
Depreciation	25.5	27.6
Amortization	14.1	12.3
Impairment, restructuring and other from continuing operations	10.0	12.5
Impairment, restructuring and other from discontinued operations	1.6	4.6
Other non-operating expense	11.7	—
Interest income	(5.0)	—
Expense on certain leases	1.8	1.8
Share-based compensation expense	15.7	15.1
Adjusted EBITDA (Non-GAAP)	$228.0	$266.9

Note: See accompanying footnotes on page 9.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
On April 13, 2016, pursuant to the terms of the Contribution and Distribution Agreement, by and among the Company and TruGreen Holding Corporation (“TruGreen Holdings”), the Company completed the contribution of the Scotts LawnService® business (the “SLS Business”) to a newly formed subsidiary of TruGreen Holdings (the “TruGreen Joint Venture”) in exchange for a minority equity interest of 30% in the TruGreen Joint Venture. As a result, effective in its second quarter of fiscal 2016, the Company classified its results of operations for all periods presented to reflect the SLS Business as a discontinued operation and classified the assets and liabilities of the SLS Business as held for sale. In the first quarter of fiscal 2018, the Company discontinued applying the equity method of accounting for the TruGreen Joint Venture as the Company’s investment and advances were reduced to zero. The Company does not have any contractual obligations to fund losses of the TruGreen Joint Venture.

(4)
On April 29, 2017, the Company received a binding and irrevocable conditional offer (the “Offer”) from Exponent Private Equity LLP (“Exponent”) to purchase its consumer lawn and garden business in certain international jurisdictions (the “International Business”). On July 5, 2017, the Company accepted the Offer and entered into the Share and Business Sale Agreement (the “Agreement”) contemplated by the Offer. The transaction closed on August 31, 2017. Pursuant to the Agreement, Scotts-Sierra Investments LLC, an indirect wholly-owned subsidiary of the Company (“Sierra”) and certain of its direct and indirect subsidiaries, entered into separate stock or asset sale transactions with respect to the consumer lawn and garden businesses located in Australia, Austria, Benelux, Czech Republic, France, Germany, Poland and the United Kingdom. As a result, effective in its fourth quarter of fiscal 2017, the Company classified its results of operations for all periods presented to reflect the International Business as a discontinued operation and classified the assets and liabilities of the International Business as held for sale.

(5)	Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment. Management views free cash flow productivity as a useful measure to help investors understand the Company’s ability to generate cash.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

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Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.

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Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.

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Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

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Charges or credits incurred by the TruGreen Joint Venture that are apart from and not indicative of the results of its ongoing operations, including transaction related costs, refinancing costs, restructurings and other discrete projects or transactions including a non-cash purchase accounting fair value write down adjustment related to deferred revenue and advertising (“TruGreen Joint Venture non-GAAP adjustments”). The Company holds a noncontrolling equity interest of approximately 30% in the TruGreen Joint Venture. The Company does not control, nor does it have any legal claim to, the revenues and expenses of the TruGreen Joint Venture or its other unconsolidated affiliates. The use of non-GAAP measures that are subject to TruGreen Joint Venture non-GAAP adjustments is not intended to imply that the Company has control over the operations and resulting revenue and expenses of the TruGreen Joint Venture or its other unconsolidated affiliates. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of the unconsolidated affiliates.

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Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, the determination of incentive compensation, and by investors and analysts in evaluating performance of the business:

Adjusted gross profit: Gross profit excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted equity in (income) loss of unconsolidated affiliates: Equity in (income) loss of unconsolidated affiliates excluding TruGreen Joint Venture non-GAAP adjustments.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing, TruGreen Joint Venture non-GAAP adjustments and discontinued operations, each net of tax.
Adjusted diluted income (loss) per common share from continuing operations: Diluted income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.50 at March 31, 2018) and an interest coverage ratio (minimum of 3.00 for the twelve months ended March 31, 2018).
Free cash flow: Net cash provided by (used in) operating activities reduced by investments in property, plant and equipment.
Free cash flow productivity: Ratio of free cash flow to net income (loss).

For the three and six months ended March 31, 2018, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

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The Company recognized adjustments to previously recognized termination benefits related to Project Focus activity of $0.2 million for the six months ended March 31, 2018 within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

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The Company recognized a charge of $10.2 million for a probable loss on a previously disclosed legal matter for the three and six months ended March 31, 2018 within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

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On December 22, 2017, President Trump signed into law H.R.1 (the “Act,” formerly known as the “Tax Cuts and Jobs Act”) which provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended. Among other items important to the Company, the Act implements a territorial tax system, imposes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries, and permanently reduces the federal corporate tax rate to 21% effective January 1, 2018. As the Company’s fiscal year end falls on September 30, the statutory federal corporate tax rate for fiscal 2018 will be prorated to 24.5%, with the statutory rate for 2019 and beyond at 21%. Included in the effective tax rate for the three and six months ended March 31, 2018 are one-time impacts related to the tax law change of $45.7 million. These include a one-time $45.9 million net tax benefit adjustment reflecting the revaluation of the Company’s net deferred tax liability at the lower tax rate. In addition, as part of the Act, the Company recognized a one-time tax expense on deemed repatriated earnings and cash of foreign subsidiaries as required by the Act of $14.0 million, partially offset by the recognition and application of foreign tax credits associated with these foreign subsidiaries of $13.9 million.

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As a result of the enactment of the Act, the Company repatriated cash from a foreign subsidiary during the second quarter of fiscal 2018 resulting in the liquidation of substantially all of the assets of the subsidiary and the write-off of accumulated foreign currency translation loss adjustments of $11.7 million for the three and six months ended March 31, 2018 within the “Other non-operating expense, net” line in the Condensed Consolidated Statements of Operations.

For the three and six months ended April 1, 2017, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

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The Company recognized $1.0 million and $0.8 million for the three and six months ended April 1, 2017, respectively, related to Project Focus transaction activity within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

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The Company incurred TruGreen Joint Venture non-GAAP adjustments of $2.1 million and $11.7 million for the three and six months ended April 1, 2017, respectively, within the “Equity in (income) loss of unconsolidated affiliates” line in the Condensed Consolidated Statements of Operations.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Forward Looking Non-GAAP Measures

In this earnings release, the Company presents its outlook for fiscal 2018 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

(6)
For the three and six months ended March 31, 2018, the Company has classified interest income on loans receivable of $2.5 million and $5.0 million, respectively, in the “Other non-operating expense, net” line in the Condensed Consolidated Statements of Operations. For the three and six months ended April 1, 2017, interest income on loans receivable of $2.1 million and $4.8 million, respectively, is classified in the “Other (income) expense, net” line in the Condensed Consolidated Statements of Operations.

(7)
In November 2015, the FASB issued an accounting standard update to simplify the presentation of deferred income taxes by requiring that deferred income tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The Company adopted this guidance on a retrospective basis during the fourth quarter of fiscal 2017. As a result, deferred tax assets totaling $43.1 million have been classified net in the “Other liabilities” line in the Condensed Consolidated Balance Sheets as of April 1, 2017. This amount was previously classified in the “Prepaid and other current assets” line.